Exhibit 22.2


PRESS RELEASE FOR IMMEDIATE RELEASE



            BIDVILLE GENERATES FIRST QUARTER REVENUE INCREASE OF 377%
                    & MEMBERSHIP GROWTH UP 241% SINCE Q4 2003

Tuesday May 25, 10:15 am ET

Clearwater, Fla. --- May 25, 2004--Bidville, Inc., (OTCBB BVLE), a leading online auction alternative to eBay (EBAY: NASDQ), today reported a first quarter revenue increase of 377%, for the period ended March 31, 2004, from fourth quarter 2003.

The recent acquisitions of 3-2-1 Play and Buy Sell Connect occurred only eight days before the end of the first quarter and therefore, consolidated revenue only included eight days of the subsidiaries' revenue for the quarter. "We are very pleased with the quick consolidation of 3-2-1 Play into the Bidville organization. We have already seen powerful results from the combination of these companies, and believe that our strategy of combining the best of brick-and-mortar operations with the increasing traffic on our internet auction site will lead to strong revenue growth." stated Gerald C. Parker, Chairman of the Board.

Bidville continued generating record new membership in the first quarter of 2004, as well as record listings and auction closings. Current membership levels generated a 231% increase in the Total Value of monthly auctions sold, with these members purchasing more expensive items, as reflected by the 625% increase in the average value of each item sold.

The increase in membership and successful auctions was also reflected by increased activity on Bidville's website. The total number of new members has increased by 241% since the fourth quarter of 2003, with the total number of new sellers increasing by 173% since the last quarter. The total number of daily auction listings has also increased, with total unique daily visitor growth of 141% since December 31, 2003.

"Our recent acquisition of 3-2-1 Play and Buy Sell Connect is expected to continue to generate strong revenues," stated Michael Palandro, the CEO of Bidville. "We are very pleased with our improvements in membership and revenue growth. We anticipate continuing to provide solid revenue and membership growth and expect to achieve our short-term goal to be recognized as the No. 1 alternative to eBay. We anticipate that the next operating quarter will again generate solid revenue and membership growth commensurate with the Company's operating goals."

About Bidville, Inc.

Bidville was founded in 1999 as an online auction alternative to eBay. The Company provides unique user features, such as Watch List, Image Gallery and fixed price listing options and final success fees. Bidville is headquartered in Clearwater, FL. For further Company and product information, please visit the website at: http://www.bidville.com. Additional information, including current financial data, is available in current Securities and Exchange Commission filings.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking


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statements  are not  guarantees  of future  performance  and  involve  risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Domestic Investor Relations:

Mirador Consulting, Inc.               CEOcast, Inc., New York
Casey Burt, 877/MIRADOR                Ed Lewis, 212-732-4300
cb@miradorconsulting.com               elewis@ceocast.com

Europe Investor Relations:
EU-IR
Herbert Strauss, +43 316 296 316
Herbert@eu-ir.com

Or

Company Contact:
Corporate@bidville.com